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                    CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in the registration statement of Spigadoro Inc. on Form S-3 and Form S-8 of our report dated October 14, 1999, except for the convenience translation of the financial statements into U.S. Dollars as to which the date is March 20, 2000, with respect to the financial statements of Petrini S.p.A. (currently Spigadoro, Inc.) as of December 31, 1998 and for the two years ended December 31, 1998 and 1997, which report is included in the Form 10-K of Spigadoro, Inc. for the year 2000. We also consent to the reference to our Firm under the caption "Experts".






/s/ Reconta Ernst & Young S.P.A.

Perugia, Italy
April 12, 2001